EXHIBIT 10.1
------------



                            STOCK PURCHASE AGREEMENT



                                      AMONG



                        FISCHER - WATT GOLD COMPANY, INC.

                                   ("SELLER"),

                           ROGUE RIVER RESOURCES CORP.

                                 ("PURCHASER"),

                                       and

                          MINERA MONTORO, S.A. DE C.V.

                                   ("Company")



                                   made as of

                                January 25, 2007

STOCK PURCHASE AGREEMENT effective as of the 25th day of January, 2007 (this "Agreement") among:

ROGUE RIVER RESOURCES CORP., a corporation organized under the laws of the Province of British Columbia, Canada, with domicile at Suite 1780 - 400 Burrard Street Vancouver, British Columbia Canada V6C 3A6 (hereinafter referred to as the "PURCHASER");

FISCHER-WATT GOLD COMPANY INC. a corporation organized under the laws of the State of Nevada, U.S.A., with domicile at 2582 Taft Court, Lakewood, CO, 80215 (hereinafter referred to as the "SELLER");

                                       AND

MINERA MONTORO, S.A. DE C.V., a corporation organized under the laws of Mexico, with domicile at Av de la Palmas 735, Desp. 205, Torre Palmas, Lomas de Chapultepec, Mexico, D.F.11000 (hereinafter referred to as the "Company").

                                 R E C I T A L S

     I. The Company is a Mexican corporation duly incorporated under the laws of Mexico, as evidenced on public deed No. 130,576 dated August 18, 1989 granted before Notary Public No. 138 Jose Antonio Manzanero Escutia and duly filed at Mexico City Public Registry of Commerce under mercantile folio No. 122,970 and registered at the Mining Public Registry under Book 225, pages 159 and 160, volume III of the Commercial Book "Partners and Shareholders of Mining Companies" with corporate capital at the date of execution of this Agreement of Mex $ 611,400.00 pesos, represented by 611,400 registered shares of common stock, fully subscribed and paid for with a par value of Mex $ 1.00 pesos per share and all having equal rights.

     II. The SELLER is the lawful owner of the shares of the Company described in Section 2.1 of this Agreement.

     III. The Company is principally engaged in Mexico to carry on commercial and business activities of a general nature, and in particular, to engage in the mining and metallurgical industry, including but not limited to the acquisition of mining concessions for exploration and exploitation or contractual rights thereto, the industrialization of mining products or chemicals derived therefrom, and the import, export and commercialization of all classes of minerals, metals and chemical products.

     IV. The SELLER has agreed to sell to the PURCHASER and the PURCHASER has agreed to acquire from the SELLER all of the shares of the Company owned by the SELLER at the price and on the terms and conditions set forth herein below.



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



     V. The SELLER acknowledges and recognizes that on May 24, 2005 it entered into, with Nexvu Capital Corp ("NEXVU") and the Company, a letter agreement which contemplated, among other things, the entering into of a joint venture between NEXVU and the Company with respect to certain mining concessions owned by the Company (the "First Letter Agreement"), which letter agreement was superceded on December 4, 2005 by another letter agreement between the SELLER and NEXVU providing for, among other things, the sale by the SELLER to NEXVU of all of the shares of the Company owned by SELLER (the "Second Letter Agreement"). NEXVU reserved the right to assign at any time its rights under such letter agreements to a third party.

     VI. The PURCHASER acknowledges and recognizes that on May 8, 2006 it executed an assignment of rights agreement (the "Assignment of Rights Agreement") with NEXVU (attached hereto as "Exhibit VI") to legally formalize the assignment of all of NEXVU'S rights under the First Letter Agreement and the Second Letter Agreement to PURCHASER for all purposes whatsoever. Furthermore SELLER hereby consents to such assignment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

     1.1. In this Agreement, the following expressions shall have the following meanings:

     a) "Closing" has the meaning set forth in Section 2.2.

     b) "Closing Date" has the meaning set forth in Section 2.2.

     c) "Commercial Production" means and shall be deemed to have been achieved when the mill erected to treat the porphyry portion of the Property (the "Mill") processing ore from the porphyry portion of the Property for other than testing purposes has operated for a period of 30 consecutive production days at not less than 75% of design capacity or, in the event a Mill is not erected on the Property when ores from the porphyry portion of the Property have been produced for a period of 30 consecutive production days at not less than 75% of the mining rate specified in a feasibility study or other communication recommending placing the porphyry portion of the Property into production.

     f) "First Transaction" has the meaning set forth in Subsection 2.2 (i).

     g) "First Transaction Date" means January 25th, 2007.

     h) "Net Smelter Returns" has the meaning set forth in Exhibit 1.1 (h) attached hereto.



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     i) "Property" means The La Balsa 1-11 mining concessions in the municipality of Lazaro Cardenas, State of Michoacan, all of them within the jurisdiction of the Mining Agency of Morelia, State of Michoacan, as described on letter March 17, 2006 which is attached hereto as Exhibit 1.1.(i).

     j) "Second Transaction" has the meaning set forth in Subsection 2.2 (ii).

     k) "Second Transaction Date" means January 25th, 2007.

     l) "Shares" means all the shares owned by the SELLER in the corporate capital of the Company as listed in Section 2.1 below.

     m) "Third Transaction" has the meaning set forth in Subsection 2.2 (iii).

     n) "Third Transaction Date" means April 30, 2007.


                                   ARTICLE II
                                   ----------
                               PURCHASE OF SHARES
                               ------------------

     2.1. Transfer of Shares and Payment of the Purchase Price. Based on the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the SELLER will sell to the PURCHASER and the PURCHASER will purchase from the SELLER Shares of the Company owned by SELLER in three separate transactions, in accordance with the terms and conditions set forth in this Article II. The Shares owned by the SELLER represent 65% of the total capital stock of the Company, and upon the closing of the third and final transaction, all shares of the Company owned by SELLER will have been purchased by PURCHASER.

As of the date of this Agreement, the SELLER is the owner of the following Shares of the Company:

--------------------------------------------------------------------------------
    SHAREHOLDER          TITLE NO.    MINIMUM   VARIABLE CAPITAL
                                      CAPITAL                          TOTAL

--------------------------------------------------------------------------------
FISCHER - WATT GOLD         /           650         396,760           397,410
 COMPANY, INC
--------------------------------------------------------------------------------

     2.2 Purchase Transactions and Net Smelter Returns Royalty

     PURCHASER and SELLER agree to complete the following sales transactions:

     (i) PURCHASER'S payment of US$695,000, at the Closing of the First Transaction on the First Transaction Date to acquire 123,197 shares of



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          the Company from SELLER, which represents 31% of the Shares (the
          "First Transaction") payable at the Closing of the First Transaction on the First Transaction Date;

     (ii) PURCHASER'S payment of US$745,000, (subject to extension or acceleration in accordance with Section 2.3) to acquire an additional 123,197 shares, which represents 31% of the Shares, from SELLER (the "Second Transaction") payable at the Closing of the Second Transaction on the Second Transaction Date (subject to extension or acceleration in accordance with Section 2.3); and

    (iii) PURCHASER'S payment of US$745,000 to acquire the remaining 151,016 shares, which represents 38% of the Shares, from SELLER (the "Third Transaction") payable at the Closing of the Third Transaction on the Third Transaction Date (subject to extension or accelerated in accordance with Section 2.3).

The closing of the purchase and sale of each of the First Transaction, Second Transaction and Third Transaction (each, a "Closing"), and the transactions contemplated by this Agreement will take place at the office of Federico Kunz, Colina de los Aconitos # 43-305 Fracc. Boulevares, Naucalpan, Mexico, C.P. 53140, Mexico at 9:00 a.m. on the First Transaction Date, the Second Transaction Date and the Third Transaction Date, respectively (each, a "Closing Date" and collectively, the "Closing Dates"). The PURCHASER and SELLER will provide all necessary documents and instructions to counsel for the Company rather than personally appear at the above place on the Closing Dates.

Prior to the first Closing the SELLER and the PURCHASER shall deliver to counsel for and secretary of the Company, Mr. Federico Kunz, this Agreement duly executed by the authorized signatories of each of the parties to it and a letter (the "Letter") in the form attached hereto as Exhibit 2.2(a) originally signed by the authorized signatories of each of the SELLER and the PURCHASER authorizing and instructing Mr. Kunz to transfer and reissue the Shares corresponding to the First Transaction, the Second Transaction and the Third Transaction, as the case may be, to the PURCHASER in accordance with the terms of the Letter.

Corresponding to each Transaction, the SELLER and the PURCHASER shall execute a purchase-sale letter, in accordance with the terms outlined in Exhibit 2.2(b), to be provided to the Tax Authority in conjunction with payment of the corresponding tax, as well as for presentation to the Foreign Investment National Registry.

The Company will, upon closing of the Third Transaction, provide the SELLER with a one percent (1%) net smelter returns royalty ("NSR Royalty" or "Royalty") in respect of the porphyry portion of the Property, in the form and payable in accordance with the terms outlined in Exhibit 1.1(h). The PURCHASER may, at any time, elect to purchase 50% of the NSR Royalty for US$1,000,000. In addition, if the porphyry portion of the Property has not entered into Commercial Production



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by December 4, 2012, the PURCHASER will, at any time at the sole option of the
SELLER, purchase 50% of the NSR Royalty for US$1,000,000. The SELLER may assign the NSR Royalty to any person or entity.

     2.3 Transaction Timing

The PURCHASER may, in its sole discretion, extend the date by which any of the Second Transaction or Third Transaction (each a "Transaction" and collectively, the "Transactions") is to be made, and the corresponding Closing, by up to 60 days, provided that the PURCHASER pays to the SELLER the additional sum of US $25,000 for each 30 days (or any portion thereof) of such extension. In addition, the PURCHASER will have the right, in its sole discretion, to accelerate the date by which any of the Transactions is to take place, and the corresponding Closing, to such earlier date as the PURCHASER, in its sole discretion, may determine. Notwithstanding the above, the PURCHASER will, subject to the conditions set forth in this Agreement, accelerate the Transactions, and the corresponding Closings, to the soonest date that is reasonably practicable if it completes a financing of more then US$15,000,000.


                                   ARTICLE III
                                   -----------
         Representations and Warranties of the SELLER and the PURCHASER.
         ---------------------------------------------------------------

     3.1 Representations and Warranties of the SELLER. The SELLER represents and warrants to the PURCHASER as follows:

     (a) The Shares constitute all of the issued and outstanding shares of the Company owned by the SELLER and which represent 65% of the total issued and outstanding capital of the Company.

     (b) Except as provided in this Agreement, the SELLER does not own any and is not a party to any outstanding or authorized options, warrants, rights, subscriptions, pending or authorized claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Shares or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue any shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

     (c) The SELLER is the lawful owner of the Shares, free of any liens, limitations or encumbrances or claims whatsoever and at the time of the Closing of the First Transaction, Second Transaction and Third Transaction the SELLER will be the lawful owner of the Shares which are to be sold in each of the First Transaction, Second Transaction and Third Transaction.

     (d) The SELLER has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to



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perform its obligations hereunder, including the sale, assignment, transfer and delivery of the ownership of the Shares to the PURCHASER in accordance with this Agreement. This Agreement constitutes the valid and legally binding obligation of SELLER, enforceable in accordance with its terms and conditions. SELLER need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by SELLER.

     (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SELLER is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SELLER is a party or by which he, she, or it is bound or to which any of its assets is subject.

     (f)  To the actual knowledge of the SELLER:

          (i) the Company is a variable capital corporation duly organized, validly existing and is duly registered at the Public Registry of Commerce according to the laws of Mexico and at the Mining Public Registry;

          (ii) the Company has full power and lawful authority to carry on its business as now conducted and to own and operate its assets, properties and business, and is duly registered with the Mexican Government;

         (iii) the Company has and as of the Closing date shall have, properly and timely filed and accurately completed, all tax returns required to be filed with the corresponding authorities of any applicable jurisdiction, and has paid or properly accrued in its financial statements all taxes, (and any other charges, duties, penalties, interests or fines related thereto) which are or have become due and payable pursuant to such returns, or pursuant to any assessments or otherwise and no extension of time for filing any such return or making any such payment is currently in effect nor shall be at the date of Closing;

          (iv) the Company is the owner of the Property and no other person or entity has any right, title or interest in the Property;

          (v) there are, no existing or pending, threatened, suits, actions, claims, investigations, inquiries, administrative or other



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               proceedings, in law or at equity, or arbitrations by any
               governmental agency, association, corporation, individual, partnership, limited liability company, trust or other entity or organization by, against or relating to the Company; and

          (vi) the Company complies in all material respects with, and has at all times complied in all material respects with, each statute, law, ordinance, decree, order, rule, permit, regulation, writ, injunction or judgment of any governmental body or agency, whether a federal, state or local governmental body or agency of Mexico, including without limitation all laws relating to mining, tax, environmental and employee / labor matters to which the Company or any of its assets or operations may be subject.

     3.2 Representations and Warranties of the PURCHASER. The PURCHASER represents and warrants to the SELLER as follows:

     (a) PURCHASER is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada.

     (b) The PURCHASER has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PURCHASER, enforceable in accordance with its terms and conditions. PURCHASER need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by PURCHASER.

     (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PURCHASER is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PURCHASER is a party or by which it is bound or to which any of its assets is subject.

     (d) PURCHASER is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended. PURCHASER confirms that, in addition to the role it has played in the management of the Company during the past year, it has had the opportunity to conduct an extensive due diligence investigation of the Company and to acquire such information about the business, properties, and financial condition of the Company as PURCHASER has requested, and all such information has been received.



                                       8
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                                   ARTICLE IV
                                   ----------
                  Survival of Representations, Indemnification.
                  ---------------------------------------------

     4.1 Survival of Representations. Except as otherwise provided by this Agreement, the respective representations and warranties of the SELLER and PURCHASER contained in this Agreement or in any Schedule or Exhibit attached hereto shall survive the purchase and sale of the Shares pursuant to this Agreement (unless the damaged party knew or had reason to know of any misrepresentations or breach of warranty at the time of Closing) until the second anniversary of the Final Transaction Date.

     4.2 Indemnification.

     (a) The SELLER agrees, to indemnify and hold PURCHASER and its officers, directors, employees, members and agents harmless from damages, losses or expenses (including, without limitation, reasonable attorney's, accountant's and expert's fees and expenses) suffered or paid, directly or indirectly, as a result of, arising out of or relating to: (i) the failure of any representation or warranty made by the SELLER in this Agreement or in any Exhibit or Schedule attached hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) the breach of any covenant or agreement made by the SELLER in this Agreement or in any Exhibit, Schedule or related document in connection with the transactions contemplated by this Agreement. The SELLER'S aggregate liability (for indemnification or otherwise) with respect to any and all claims under this Section 4.2(a) shall not exceed the amounts actually paid by PURCHASER to SELLER pursuant to this Agreement.

         (b) The PURCHASER agrees to indemnify and hold the SELLER and its officers, directors, employees, members and agents harmless from damages, losses or expenses (including, without limitation, reasonable counsel's, accountant's and expert's fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of or relating to: (i) the failure of any representation or warranty made by PURCHASER in this Agreement or in any Exhibit or Schedule attached hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) the breach of any covenant or agreement made by the PURCHASER in this Agreement or in any Exhibit, Schedule or related document in connection with the transactions contemplated by this Agreement. The PURCHASER'S aggregate liability (for indemnification or otherwise) with respect to any and all claims under this Section 4.2(b) shall not exceed the amounts actually paid by PURCHASER to SELLER pursuant to this Agreement.


                                    ARTICLE V
                                    ---------
 Obligations of the SELLER and the PURCHASER Prior to the Third Transaction Date
 -------------------------------------------------------------------------------

     5.1 Sale of Shares. The SELLER agrees that from the date hereof to the Third Transaction Date, other than the sale of the Shares from the SELLER to the



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PURCHASER provided for in this Agreement, it shall not in any way transfer, dispose of or encumber any shares of the Company.


                                   ARTICLE VI
                                   ----------
                            Management of the Company
                            -------------------------

     6.1 Responsibility of the Board of Directors. The management of the Company in accordance with its charter and bylaws is the responsibility of a Board of Directors. The PURCHASER, the SELLER and the Company shall each use their commercially reasonable best efforts to cause the Company to hold a shareholders meeting on the date and at the time of the Closing of the Third Transaction to accomplish the following: (a) the resignation of the present members of the Board of Directors and officers appointed by the SELLER and (b) the appointment of new members of the Board of Directors and officers of the Company designated by the PURCHASER.


                                   ARTICLE VII
                                   -----------
                              Additional Agreements
                              ---------------------

     7.1 Cooperation. Each party to this Agreement agrees to reasonably cooperate with the other parties to this Agreement and their agents for the purpose of effecting the transactions contemplated by this Agreement at no additional charge to the other parties to this Agreement, and, in connection therewith, to provide all information and material and to execute and deliver all documents, instruments and papers reasonably requested by the other parties and their counsel.

     7.2 Termination of First Letter Agreement. Each party to this Agreement agrees that, upon execution of this Agreement, the First Letter Agreement and the Second Letter Agreement are terminated, null, void, and of no further force or effect.

     7.3 Release. Concurrently with the execution of this Agreement, the SELLER and the Company shall execute and deliver to each other the Mutual Release attached hereto as Exhibit 7.3.

     7.4 Post-Closing Items. Promptly following each Closing, the Company shall:
(i) properly record in the registry book of the Company the PURCHASER as the owner of that portion of the Shares transferred to the PURCHASER at such Closing; and (ii) prepare and present the necessary correspondent advice of transfer of shares to the appropriate governmental authorities.

     7.5 Tax Representative. The SELLER shall make all necessary arrangements to pay any and all tax due in Mexico in accordance with applicable law. SELLER agrees that PURCHASER is under no obligation whatsoever to withhold or pay any amount of the tax owed by SELLER resulting from the Transactions and SELLER further waives any right to seek payment from PURCHASER of any tax liability incurred by SELLER. The SELLER will, prior to the Closing of the Third



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Transaction, provide the PURCHASER with documentation which confirms that the
SELLER has paid the applicable taxes owing as a result of the completion of the First Transaction and the Second Transaction.


                                  ARTICLE VIII
                                  ------------
                                   Termination
                                   -----------

         8.1 Termination. This Agreement may be terminated, as to any Transactions that have not been completed and only as to such uncompleted transactions, prior to the applicable Closing:

     a) by the mutual written consent of the PURCHASER and the SELLER;

     b) by the SELLER, if


          (i) the PURCHASER has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided, however, that, if such breach is curable by the PURCHASER through the exercise of its reasonable efforts and the PURCHASER continues to exercise such reasonable efforts, the SELLER may not terminate this Agreement unless such breach is not cured in a manner satisfactory to the SELLER in its reasonable discretion within the PURCHASER Cure Period. The "PURCHASER Cure Period" shall mean the period beginning on the date on which the SELLER delivers to the PURCHASER written notice setting forth in reasonable detail the circumstances giving rise to such breach and ending thirty calendar days thereafter;

          (ii) the applicable Closing will not have occurred on or before the applicable Transaction Date; provided, that the SELLER will not be entitled to terminate this Agreement if the PURCHASER'S failure to comply fully with their obligations is rectified within five (5) business days of the applicable Transaction Date or if the SELLER's failure to comply fully with their obligations under this Agreement has prevented the applicable Closing from occurring on or before the applicable Transaction Date; or

         (iii) a law or governmental order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity that prohibits the applicable Closing;

     c) by the PURCHASER, if



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          (i)  the SELLER has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided, however, that, if such breach is curable by the SELLER through the exercise of its reasonable efforts and the SELLER continues to exercise such reasonable efforts, the PURCHASER may not terminate this Agreement unless such breach is not cured in a manner satisfactory to the PURCHASER in its reasonable discretion within the SELLER Cure Period. The "SELLER Cure Period" shall mean the period beginning on the date on which the PURCHASER delivers to the SELLER written notice setting forth in reasonable detail the circumstances giving rise to such breach and ending thirty calendar days thereafter;

          (ii) the applicable Closing will not have been consummated on the applicable Transaction Date; provided, that the PURCHASER will not be entitled to terminate this Agreement if the SELLER'S failure to comply fully into their obligations is rectified within five (5) business days of the applicable Transaction Date or if the PURCHASER's failure to comply fully with its obligations under this Agreement has prevented the applicable Closing from occurring on or before the applicable Transaction Date; or

         (iii) a law or governmental order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity that prohibits the applicable Closing.

     8.2 Effect of Termination. The right to terminate any and all Transactions that have not been completed (upon termination, such Transactions to be referred to as the "Unconsummated Transactions") is in addition to any other rights the PURCHASER or the SELLER may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement as to any completed transactions will survive the termination of any Unconsummated Transactions. As to the Unconsummated Transactions, all continuing obligations of the parties under this Agreement will terminate, except as set forth in
Section 4.1.


                                   ARTICLE IX
                                   ----------
                                  MISCELLANEOUS
                                  -------------

     9.1 Expenses. Except as otherwise expressly provided herein, the parties hereto shall pay all of their own expenses relating to the transactions

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contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     9.2 Governing Law. The interpretation, execution and construction of this Agreement, and ll matters relating hereto, shall be governed by the laws of the State of Colorado, without regard to conflicts of laws principles.

     9.3 Amicable Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both parties. If they do not reach settlement within a period of 60 days, then either party may, by notice to the other party and the International Centre for Dispute Resolution, demand mediation under the International Mediation Rules of the International Centre for Dispute Resolution. If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution. The place of the mediation and arbitration shall be held in Denver, Colorado. The language of the mediation and arbitration shall be English.

     9.4 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     9.5 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

     9.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by an international or nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, e-mail or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or other electronic transmission device). Notices, demands and communications will, unless another address is specified in writing, be sent to the address indicated below.

     If to the PURCHASER:

Rogue River Resources Corp.
Suite 1780 - 400 Burrard Street
Vancouver, British Columbia
Canada V6C 3A6
Telephone: (604) 669-1446
Facsimile:  (604) 669- 1464
e-mail  bleeners@telus.net

with a copy to:

Gordon J Fretwell
400 Burrard Street, Suite 1780,
Vancouver; British Columbia
Canada, V6C 3A6
Telephone: (604) 689-1280
Facsimile:  (604) 689-1288
e-mail gord@fretwell.ca


     If to the SELLER:

Fischer - Watt Gold Company, Inc.
2582 Taft Court
Lakewood, Colorado
USA 80215
Telephone: (303) 232-0292
Facsimile: (303) 232-0399
e-mail Peter@bojtos.com

with a copy to:
Clifford R. Pearl, Esq.
Solomon Pearl Blum Heymann & Stich LLP
1801 Broadway, Suite 500
Denver, Colorado
USA 80202
Telephone: (303) 832-6686
Facsimile:  (303) 832-6653
e-mail cpearl@solpearl.com

     If to the Company:

Minera Montoro, S.A. de C.V.
Av de la Palmas 735, Desp. 205
Torre Palmas
Lomas de Chapultepec, Mexico, D.F.11000
Telephone: 011 52 55 5520 2926
Facsimile: _011 52 55 5520 2893
e-mail Ordonez.jorgee@gmail.com

     9.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Nothing contained in this Agreement shall constitute the SELLER and the PURCHASER a partner of each other and nothing contained in this Agreement shall constitute any party hereto as the agent of the other party.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, including by transmission of a facsimile of an original signature page, all of which taken together shall constitute one instrument.

     9.9 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     9.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by parties, nor shall any failure or delay of a party to exercise its rights hereunder operate as a waiver of such rights.

     9.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     9.13 Arm's-Length Transaction. Each of the parties hereto acknowledges and agrees that it is entering into this Agreement and the transactions contemplated hereby without coercion or pressure and that the transactions contemplated by this Agreement have been negotiated and concluded on an arm's-length basis.

     9.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

     9.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the parties hereto have hereunto signed and delivered this Stock Purchase Agreement through their duly authorized representatives.

PURCHASER

ROGUE RIVER RESOURCES CORP.

By /s/ W. Glen Zinn
   --------------------------------------
Name:  W. Glen Zinn
Title: President & CEO




SELLER

FISCHER -WATT GOLD COMPANY, INC

/s/ Peter Bojtos
----------------------------------------
Name: Peter Bojtos
Title: President and Chief Executive Officer

COMPANY

MINERA MONTORO, S.A. De C.V.

/s/ Jorge E. Ordonez C.
-------------------------------------
Name: Jorge E. Ordonez C.
Title: President

                              SCHEDULE OF EXHIBITS

EXHIBIT VI Assignment of Rights Agreement, dated May 8, 2006 between Nexvu and PURCHASER

EXHIBIT 1.1(h)              Net Smelter Returns

EXHIBIT 1.1(i)              March 17, 2006 letter describing the Property

EXHIBIT 2.2(a)              Letter containing share transfer/issue instructions

EXHIBIT 2.2(b)              Purchase-Sale Letter

EXHIBIT 7.3                 Mutual Release

                                   EXHIBIT VI


                           ASSIGNMENT OF INTEREST

This Assignment of Interest is dated the 8th day of May, 2006 and made

BETWEEN:

     NEXVU CAPITAL CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia, having an office at Suite 1780, 400 Burrard Street, Vancouver, B.C., V6C 3A6

     (the "Company")

     ROGUE RIVER RESOURCES CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia, having an office at Suite 1780, 400 Burrard Street, Vancouver, B.C., V6C 3A6

     (the "Assignee")

WHEREAS;

A. The Company entered into a letter agreement dated May 24, 2005 with Minera Montoro, S.A. de C.V.; Fischer-Watt Gold Company, Inc. ("FWG") and Jorge E. Ordonez C, in the form attached hereto as Schedule "A" (the "May Letter Agreement").

B. The Company entered into a letter agreement dated December 4, 2005 with FWG, William Rapaglia, George J. Beattie, James M. Seed, Gerald Helgeson and Peter Bojtos in the form attached hereto as Schedule "B" (the "December Letter Agreement").

C. The Company wishes to assign all of its rights, title and interest in and to the May Letter Agreement and the December Letter Agreement to the Assignee in accordance with the terms and conditions of this Assignment.


                           ARTICLE 1 -- INTERPRETATION

1.1 Definitions. In this Agreement "Assigned Property" means collectively the May Letter Agreement and the December Letter Agreement.

1.2 Headings. All headings and titles in this Assignment are for reference only and are not to be used in the interpretation of the terms hereof.

1.3 Amendment. Any amendment of this Assignment will not be binding unless in writing and signed by the parties to this Agreement.

1.4 Included Words. Wherever the singular or the masculine are used herein, the same will be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

1.5 Governing Law. This Assignment will be construed and enforced under and in accordance with the laws of British Columbia.

 1.6 Severability. Any provision of this Assignment which is prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of this Assignment.

1.7 Binding Effect. This Assignment will be binding on the Company and the respective successors and permitted assigns of each party comprising the Company and will enure to the benefit of the Assignee and its successors and assigns.


                        ARTICLE 2 -- GRANT OF ASSIGNMENT

1.1 Grant of Assignment. Upon payment to the Company of $10.00 by or on behalf of the Assignee the Company hereby assigns, transfers and sets over to the Assignee all of its estate, right, title and interest in and to the Assigned Property.


                   ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES

1.1 Representations and Warranties. The Company represents and warrants to the Assignee as follows.

     (1) Rights in Assigned Property: The Company has the right to the Assigned Property;

     (2) No Breaches: The Company has not committed any act or omitted to perform any obligation, nor permitted any act or omission to occur, which would be a breach or a default of obligations pursuant to the Assigned Property;

     (3) No Releases: The Company has not done anything to discharge or release the other parties to the Assigned Property or from any of their respective obligations or liabilities thereunder;

     (4) Authority to Assign: The Company has a good right, full power and absolute authority to assign, transfer and set over legal and beneficial title to the Assigned Property to the Assignee in the manner contemplated by this Agreement;

     (5) No Other Assignment: None of the Assigned Property has been assigned to or pledged, charged, mortgaged, or encumbered by the Company in favour of any other person or authority and the Company assigns the Assigned Property to the Assignee free from any security interest or other lien, charge or encumbrance whatsoever held by the Company.


                             ARTICLE 4 -- COVENANTS

1.1 Positive Covenants. The Company will, from time to time, immediately upon the Assignee's request and at the Assignee's sole cost and expense do all acts and things and execute and deliver to the Assignee such other assignments, documents, certificates, conveyances, assurances and authorizations, as the Assignee may require (including without limitation specific assignments of specific contracts and agreements relating hereto and any required consents of third parties to such assignment) to give effect to the true intent and meaning of this Assignment.


                           ARTICLE 5 -- MISCELLANEOUS

5.1 Notices. Notices hereunder may be given to either party at its address on the front page of this Assignment.

5.2 Time of Essence. Time is of the essence of this Assignment.

IN WITNESS WHEREOF the parties has duly executed this Assignment as of the date first above written.



NEXVU CAPITAL CORP.                             ROGUE RIVER RESOURCES CORP.


Per:  /s/ W. Glen Zinn                          Per: /s/ W. Glen Zinn
    --------------------------                       ---------------------------
    Authorized Signatory                             Authorized Signatory

                                  Schedule "A"
                                  ------------


                               NEXVU CAPITAL CORP.
--------------------------------------------------------------------------------


May 24,3005



Minera Montoro, S.A. de C.V.
Av. Paseo de las Palmas 735-205
Torre Palmas
Lomas de Chapultepec
Mexico 11000 D.F.


Mr. George Beattie
President
Fischer Watt Gold Company
1410 Cherrywood Drive
Coeur d'Alene, Idaho
USA 83814-3304

Jorge E. Ordonez C.
Av. Paseo de las Palmas 735-205
Torre Palmas
Lomas de Chapultepec
Mexico 11000 D.F.

Dear George and Jorge

Re:  Nexvu Capital Corp. ("Nexvu")
     and Fischer-Watt Gold Company ("FWG")

The proposal outlined below is based on our understanding that the La Balsa project (the "Property") is 100% owned by a Mexican company ("MM") which is owned by FWG as to 65% and Jorge E. Ordonez and partners (collectively "Ordonez") as to 35%. For the purposes of this letter the term "Optionee" shall mean Nexvu or its assigns.

A.   The Oxide Mineralization:

     1. The Optionee and MM will enter into a joint venture for the development of the Property (the "Joint Venture"). To facilitate the Joint Venture the Property will be transferred to a new Mexican company or to such other joint venture entity as is appropriate under Mexican law for the purpose of MM and the Optionee developing the Property as a joint venture (the joint venture entity referred to herein as the "J.V. Entity"). MM will have a 32.5% interest in the J.V. Entity and the Optionee will have a 67.5% interest (the "Optionee's Interest") in the J.V. Entity, the Optionee's Interest to he held in trust pending exercise of the Oxide Option referred to below. If the Optionee fails to exercise the Oxide Option the Optionee's Interest will be transferred to MM. The Optionee will be the manager of the J.V. Entity and manage development of the Property during the period the Optionee is exercising the Oxide Option and thereafter manage the J.V. Entity through the management committee to be established in accordance with the terms of the joint venture agreement to be established.



     Suite 1780 - 400 Burrard Street, Vancouver, British Columbia, V6C 3A6
                 PH: (604) 893-8366 / Facsimile: (604) 669-1464

     2. The Optionee will have the option to earn a 67.5% interest in the J.V. Entity (the "Oxide Option") by permitting the Property and putting the oxide/transitional oxide mineralization on the Property into production within 27 months of signing the final form of agreement to be prepared which will incorporate the terms of this letter agreement. Unless the Optionee has, by the end of the 27 month period referred to above, spent US$10 million on putting the oxide/transitional oxide mineralization on the Property into production, including Property acquisition costs, the Optionee will be deemed to be in default of the Oxide Option. Provided that the Optionee has spent the US$10 million by the end of the 27 month period and requires more time to exercise the Oxide Option the 27 month period referred to above will be extended for up to one year provided the Optionee pays MM $50,000 for each month the period is extended and the Optionce continues to pay to MM the $50,000 quarterly fee referred to in paragraph 4 below.

     3. MM will provide to the Optionee all technical data and other information they have on the Property and, to the extent requested by the Optionee, will assist the Optionee ono permitting or in moving the Property to production.

     4. The Optionee will pay MM $50,000 per quarter (te every 3 months) as a consulting fee commencing on signing a final agreement until MM commences to receive payment front free cash flow from production of the oxide/transitional oxide mineralization on the Property.

     5. Upon achieving production of the oxide/transitional oxide material MM will receive 17.5% of free cash flow of such production with the Optionee receiving 82.5% until the Optionee recoups the capital costs which are over and above non-recoupable US$l0 million of capital costs. Thereafter free cash flow will he split 67.5% to the Optionee and 32.5% to MM. For the purposes of this agreement the term "free cash flow" shall mean cash flow net of operating and capital costs required for operations.

     6. Upon execution of the final agreement referred to in the final paragraph of this letter, the Optionee will pay the US$18,500 Mintec claims it is owed by FWG in order for Mintec to provide FWG and the Optionee with the technical data on the Property currently held by Mintec.

B.   The Sulphide Mineralization

     1. Upon the Optionee exercising the Oxide Option the Optionee shall have the option to earn 100% of the potential sulphide deposit on the Property (the "Sulphide Option") by spending $3,000,000 on development of the potential sulphide deposit within 3 years after having exercised the Oxide Option.

     2. MM will receive a maximum 4% NSR from the potential sulphide deposit commencing with production as follows:
          a. 1% NSR until all costs involved with bringing the sulphide ore body to production are recouped.
          b.   Thereafter, royalties will be paid as follows:
               i.    1% NSR below $0.80 per pound copper;
               ii.   2% NSR above $0.79 to below $1.01 per pound copper,
               iii.  3% NSR above $1.00 to below $1.30 per pound copper;
               iv.   3.5% NSR above $1.29 to below $1.60 per pound copper; and
               v.    4% NSR above $1.59 per pound of copper.

     3. The Optionee will have an option to purchase a 1.5% NSR for $3,000.000 within one year after the final bankable feasibility study is completed in respect to the sulphide deposit which if exercised, will result in MM having the following royalty:
               i.    a 0.5% NSR below $ 1.01 per pound copper;
               ii    a 1.5% NSR above $1.00 to below $1.30 per pound copper;
               iii.  a 2% NSR above $I.29 to below $1.60 per pound copper; and
               iv.   a 2.5% NSR above $1.59 per pound of copper.

     The Optionce/FWG Relationship

     1. The Optionee will complete a total of US$2 million of funding by way of convertible debentures (the "Convertible Debentures") to FWG on the following basis:

          a. a US$650,000 convertible debenture (the "First Convertible Debenture") will he completed within one month of the Optionee completing its initial public offering ("IPO"), a further US$650,000 convertible debenture (the "Second Convertible Debenture") will be completed within one year of completion of the First Convertible Debenture and a further US$700,000 convertible debenture (the "Third Convertible Debenture") will he completed within one year of completion of the Second Convertible Debenture. The Optionee will use its best efforts to advance the First Convertible Debenture by December 31, 2005 but in any event by February 28, 2006 failing which the Optionee will pay MM US $25,000 for each month of delay thereafter;

          b. commencing one year after the commencement of free cash flow to MM each of FWG and the Optionee may elect to have up to 50% of the amounts advanced under the Convertible Debentures converted to shares of FWG (in accordance with the terms referred to below) or paid back in cash with interest as calculated above;

          c. for the purposes of the Convertible Debentures referred to above the interest rates shall be the prime rate of interest charged by the Bank of America on the date a Convertible Debenture financing closes plus 3% per annum provided that the rate charged shall not be less than 5% per annum and more than 10% per annum;

          d. the funds from the Convertible Debentures will not be used to pay previous debts owed by FWG or MM and 90% of the funds from the Convertible Debentures will be used to fund the exploration activities of MM referred to in paragraph 2 below. The funds that remain with FWG and the funds that are advanced to MM may be used to pay salaries or consulting fees to inside management of FWG or MM provided that payment is made for time spent on projects for which the Optionee has the right to participate in a joint venture on as referred to paragraph 2 below. All of the funds from the Convertible Debentures will be advanced to FWG initially and then 90% of such funds will then be advanced from FWG to MM where such funds advanced to MM will be immediately capitalized in proportion of 65%/35% to the account of each of the two shareholders of MM and set aside exclusively for the funding of the exploration activities. A four person management committee shall be established for the purposes of deciding how the Convertible Debenture funds shall be expended (the "Committee"). The Committee shall be comprised of one nominee of each of the two shareholders of MM (with the FWG nominee being an independent director of FWG) plus two representatives to be nominated by the Optionee. FWG will use its best efforts to obtain the agreement from its creditors (approximately US$1.5 million) not to require payment of their debts until the Oxide Option is exercised or is otherwise terminated.

        2. MM and the Optionee will, in respect to the expenditure of funds MM receives from the Convertible Debentures, form a strategic alliance pursuant to which they shall cooperate in a regional generative program for the purpose of identifying and exploring new base and precious metals projects in Latin America (such projects to be referred to as an "Alliance Project"). At any time after MM has expended more than $400,000 on any given Alliance Project the Optionee will have the right to enter into a joint venture with MM for the further development of such Alliance Project (the "Earn-ln Option") by the Optionee giving notice to MM that it is exercising its Earn-in Option and thereafter expending 200% of the amount of expenditures that MM has spent to that point in order for the Optionee to have earned a 51% joint venture interest in such Alliance Project. At any time after MM has spent $400,000 on an Alliance Project it may give a 60 day notice to the Optionee that the Optionee must exercise its Earn-In Option and if the Oplionee fails to elect to exercise its Earn-In Option then MM may either continue to develop the Alliance Project itself or seek a third party to joint venture the project.
               MM will have the right to expend its own funds which are not derived from the Convertible Debentures on projects which are not Alliance Projects (such projects being referred to as "Non-Alliance Projects"). MM will give the Optionee a first right of offer to enter into a joint venture with MM for the development of Non-Alliance Projects prior to MM seeking a third party joint venture partner for the development of Non-Alliance Projects, the terms of such joint venture with the Optionee to be negotiated at the time the right of first offer is triggered.

          3. The Optionee will, on an as available basis, provide MM with technical support staff as needed by MM at cost plus 10%.

          4. MM will have a board member on the mining J.V, Entity (such board member to be an independent director of MM) and the Optionee will have a board member on MM and if the Optionee so requests a board member on the board of FWG.

          5. MM may use the quarterly payment referred to in paragraph A.4 above to pay salaries or other payables of MM.

          6. Nexvu will assist FW0 in providing advice in respect to market support and investor relations if FWG so requests.


If the above terms are acceptable please acknowledge your agreement by signing and returning a copy of this letter to us. Although execution of this letter agreement will create binding legal obligations it is contemplated that this letter agreement will be followed by a final option agreement which will incorporate the terms referred to herein and will have attached to it a form of joint venture agreement in the joint venture form prescribed by the Rocky Mountain Mineral Foundation.

Yours truly

NEXVU CAPITAL CORP.

Per: /s/ W. Glen Zinn
     ------------------------------
     W. Glen Zinn


Agreed to and Acknowledged:

Minera Montoro, S.A. de C.V.

Per: Jorge E. Ordonez C.
    -------------------------------
        Authorized Signatory


Fischer Watt Gold Company

Per: /s/ George Beattie
    -------------------------------
        Authorized Signatory


/s/ Jorge E. Ordonez C.
-----------------------------------
Jorge E. Ordonez C.

                                   Schedule B
                                   ----------

                               NEXVU CAPITAL CORP.
                           Suite 1780-400 Burrard St.
                                 Vancouver, B.C.
                                 Canada V6C 3AC
                               TEL: 604.893.8834
                               FAX: 604.669.1464




December 5, 2005

Fischer - Watt Gold Company, Inc.                 Mr. James M. Seed
2582 Taft Court                                   c/o The Astra Ventures, Inc.
Lakewood, CO,  80215                              50 South Main Street
                                                  Providence, RI,  02903
Attention:    Mr. Peter Bojtos, President

Mr. William Rapaglia                              Mr. Gerald D. Helgeson
540 W. Boston Post Road # 250                     3770 Poppy Lane
Mamaroneck, New York, 10543                       Fallbrook, CA, 92028

Mr. George J. Beattie                             Mr. Peter Bojtos
Apt. 79 - 22809 E. Country Vista Drive            2582 Taft Court
Liberty Lake, WA, 99019                           Lakewood, CO, 80215

Dear Sirs:

Re: Nexvu Capital Corp. ("Nexvu") and Fischer - Watt Gold Company, Inc. ("FWG") and Minera Montoro, S.A. de C.V. ("MM")

The purpose of this letter is to provide the terms upon which Nexvu offers to purchase all of FWG's right, title and interest in and to the shares of MM issued to FWG together with any other interest FWG has in the assets of MM (collectively referred to herein as the "Interest"). Although it is contemplated that a more formal agreement (the "Formal Agreement") will be entered into in respect to this matter, this letter agreement will create binding legal obligations between the parties. For the purposes of this letter agreement the term "Property" means the property known as "La Balsa" which is owned by MM. For the purposes of this letter agreement Messrs. Peter Bojtos, James M. Seed, George J. Beattie, William Rapaglia and Gerald D. Helgeson are collectively referred to herein as the "Directors".

Subject to the terms of this letter agreement Nexvu offers to purchase the Interest for US$2,235,000 in stages, payable as follows:

1.   $50,000 by January 15, 2006;

2. $695,000 by April 30, 2006 to earn 20% of the Interest (the First Share Tranche");

3. $745,000 by October 31, 2006 to earn another 20% of the Interest (the "Second Share Tranche"); and

4. $745,000 by April 30, 2007 to earn the remaining 25% of the Interest (the "Third Share Tranche").

Nexvu may extend the time in which any of the above payments are to be made by up to 60 days provided that Nexvu pays $25,000 for each 30 days of such extension. Nexvu will have the right to accelerate payments at any time and may assign its rights under this agreement to a third party. Nexvu confirms that it will use its best efforts to complete the acquisition of the Interest as soon as it is financially able to do so, taking into account its cash resources in the context of its cash needs. Nexvu will, in any event, accelerate the completion of the acquisition of the Interest if Nexvu completes a financing of more than US$15 million.

Nexvu will, upon acquisition of the entire Interest, provide FWG with a 1% NSR in respect to the porphyry portion of the Property subject to the right of Nexvu to purchase 50% of such NSR for US$1 million (the "NSR"). If within seven years of the date of this letter agreement the Property is not in production Nexvu will, at FWG's option, purchase 50% of the NSR. FWG will have the right to assign the NSR.

The obligation of FWG to complete the sale to Nexvu of all or part of the Interest is subject to FWG obtaining, on behalf of MM, all necessary approvals required by MM for the transfer of the Interest to Nexvuand the Directors and FWG will use their best efforts to obtain such approvals.

Nexvu's offer to FWG is subject to the following conditions (the "Conditions") which Nexvu, in its sole discretion may waive:

a)   due diligence confirming the satisfactory financial status of MM;

b) confirmation of good title of MM in the Property including confirmation that the necessary 2005 assessment work has been made on the Property to cause the Property to be in good standing;

c) confirmation that to the best knowledge of FWG there are no outstanding lawsuits against FWG or MM and no claims or liens against the Interest; and

d)   the Formal Agreement being entered into.

This offer and the proposed acquisition of the Interest shall remain subject to the terms of the letter agreement dated May 24, 2005 entered into among Nexvu, MM, FWG and Jorge Ordonez (the "May Letter Agreement") such that in the event that the within offer outlined in this letter agreement is not accepted or any of the Conditions are not either satisfied or waived by Nexvu, the relationship between Nexvu and FWG as governed by the terms of the May Letter Agreement shall remain in full force and effect.

The parties agree that the acquisition by Nexvu of the First Share Tranche will take place upon payment by Nexvu regardless of whether FWG obtains prior shareholder approval. However, if FWG requires shareholder approval for the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche the acquisition of the Second Share Tranche and the Third Share Tranche will be subject to FWG obtaining shareholder approval provided, however, that it will be in the sole discretion of FWG whether shareholder approval is required.

In the event this offer is accepted by FWG, FWG will:


a) upon payment to FWG of the amounts referred to in points 2, 3, and 4 in the second paragraph of this letter, transfer to Nexvu the number of shares of MM equal to the percentage of MM purchased in each of 2, 3, and 4 above; and

b) if shareholder approval is required for the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche use its best efforts to obtain shareholder approval as soon as reasonably possible, it being understood that whether FWG shareholder approval is required will be in the sole discretion of FWG.

In the event this offer is accepted by FWG, FWG and George Beattie will submit to Nexvu the resignation of George Beattie as a director of MM and will use their best efforts (including FWG voting its shares of MM in favour of the appointment of Nexvu nominees as directors of MM as hereinafter referred to) to sign such documents and take such steps as necessary to cause a minimum of one nominee of Nexvu to replace George Beattie as director of MM and to the extent possible, take such steps and sign such documents as required in order to provide nominees of Nexvu to have two directors appointed to the board of MM


In the event this offer is accepted by FWG the Directors will enter into lock up agreements pursuant to which they will agree to vote the shares they own in FWG in favour of the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche if shareholder approval is required.

This offer is open for acceptance until Monday December 5, 2005 at 5p.m. Pacific Standard Time failing which it will be deemed to be withdrawn. Notice of acceptance can be given by signing this letter wherein indicated and faxing a copy of this letter to Nexvu Capital Corp. at (604) 669-1464.


Yours truly,

NEXVU CAPITAL CORP.
Per:

/s/ W. Glen Zinn
W. Glen Zinn


Agreed to and accepted by:
FISCHER - WATT GOLD COMPANY, INC.           Agreed to and accepted by:

Per:

/s/ Peter Bojtos                            /s/ James M. Seed
-----------------------------------         ------------------------------------
    Authorized Signatory                    JAMES M. SEED


Agreed to and accepted by:                   Agreed to and accepted by:



/s/ George J. Beattie                        /s/ William Rapaglia
-----------------------------------          -----------------------------------
GEORGE J. BEATTIE                            WILLIAM RAPAGLIA



Agreed to and accepted by:                   Agreed to and accepted by:


/s/ Gerald D. Helgeson                       /s/ Peter Bojtos
-----------------------------------          -----------------------------------
GERALD D. HELGESON                           PETER BOJTOS

                                 EXHIBIT 1.1(h)


                               NET SMELTER RETURNS

The following constitutes the terms and conditions with respect to the calculation and payment of the 1% Net Smelter Returns royalty (the "NSR Royalty" or "Royalty") payable in United States Dollars, in connection with the porphyry portion of the Property, as contemplated by the Stock Purchase Agreement dated January __, 2007 (the "Stock Purchase Agreement") among Minera Montoro, S.A. De C.V. (the "Payor"), Fischer-Watt Gold Company, Inc. (the "Payee") and Rogue River Resources Corp. (the term Property is used herein as that term is defined in the Stock Purchase Agreement).

1. Definition of Net Smelter Returns. "Net Smelter Returns" are defined as the Gross Revenues received (as defined below) by the Payor from the sales of any ores, mineral resources or mineral products ("Products") extracted and produced from the Property, less (i) all costs to the Payor of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in-transit security costs; (ii) all smelter costs and all charges and penalties imposed by the smelter, refinery or purchaser; and (iii) ad valorem taxes, severance taxes and governmental royalties and any other taxes, charges or assessments as are imposed upon the production except for applicable income taxes.

Gross Revenues shall be defined as the greater of:

     - the actual gross revenues received by the Payor from the sales of the Products, or
     - gross revenues from the sales of the Products based on the price attributed to the Products so sold shall the the price per ounce/ pound/tonne of Product as quoted on the London P.M. fix, the relevant London Metal Exchange official statement quotation, or, if necessary, such other internationally recognized exchange, averaged over the calendar quarter prior to the date of final settlement from the smelter, refinery or other buyer of the Products on which the Royalty is to be paid (the "Quoted Price").

For the purposes of calculating Net Smelter Returns in the event the Payor elects not to sell any portion of any Products extracted and produced from the porphyry portion of the Property but instead elects to have any such Products credited to or held for its account with any smelter, refiner or broker, such Products shall be deemed to have been sold at the Quoted Price on the day such Products are actually credited to or placed in the Payor's account.


2. Certain Characteristics of the Royalty. The Payee's interest in the Royalty is a non-participating interest in the Property which entitles the Payee to receive certain payments based upon the production and sale or deemed sale of Products from the porphyry portion of the Property as provided herein. The Royalty does not: (a) entitle the Payee to direct or control or be consulted in any manner with respect to the timing, nature, extent or any other aspect of exploration, development, production or other operations on the Property; (b) entitle the Payee to grant to third parties leases, licenses, easements or other rights to conduct operations on the Property; (c) entitle the Payee to any partition of the Property; or (d) entitle the Payee to any ownership interest in any improvements on the Property, equipment and other personal property located thereon, or in any proceeds received by the Payor from the sale, lease or other disposition thereof.

3. Commingling. The Payor shall have the right to commingle Products with ores, minerals or materials produced from lands other than the porphyry portion of the Property or from other properties, after such Products have been weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices such that the Payee's production Royalty can be reasonably and accurately determined. Upon written request by the Payee to the Payor and at the Payee's expense, the Payee shall have the right to have a representative present at the time all such samples and measurements are taken. The Payee's representative shall have the right to secure sample splits for the purpose of confirming the accuracy of all measurements.

4. Stockpiling. The Payor may stockpile any Products from the porphyry portion of the Property at such place or places as it may elect, either upon the Property or upon another property.

5. Calculation and Delivery of Royalty Payments. Royalty payments shall be due on the first day of the second month following the end of each calendar quarter during which production of Products occurs, and on the first day of the second month following each and every subsequent calendar quarter for so long as the Payor mines and sells Products or otherwise receives proceeds from the production of Products from the porphyry portion of the Property. Production Royalty payments shall be accompanied by a statement sufficient to allow the Payee to determine the method of computation of each Royalty payment and the accuracy thereof. Each statement furnished to the Payee shall be deemed to be correct and binding on the Payee unless, within one year of its receipt, the Payee notifies the Payor in writing that it disputes the correctness of such statement.

6. Audit. The Payor shall maintain true and correct records of all Products mined, processed and sold or deemed to be sold) and all proceeds otherwise received from the porphyry portion of the Property, and the Payee shall have the right to audit such records at the Payor's offices during normal business hours upon reasonable prior notice, provided such audit is conducted by the Payee or by an accounting firm of recognized standing. The Payor shall make available all books and records, refinery statements, and other invoices, receipts and records necessary for purposes of such audit, and shall make available workspace and copying facilities, or permit the Payee and its representatives to install copying facilities for use in connection with its audit activities.

7. Method of Making and Reporting Payments. All payments of money required to be made by the Payor to the Payee hereunder shall he made by cheque to the Payee on or before the due date at the Payee's address as set forth in the Agreement, or such other address as may be designated in writing from time to time by the Payee. Upon written request from the Payee to the Payor prior to the due date of any payment of money, the Payee may direct that the payment be made by way of wire transfer to an account designated by the Payee. Upon making payment as provided herein, the Payor shall be relieved of any responsibility for the distribution of such payment among the Payee and any of its successors or assigns. Concurrently with the payment of the Royalty, the Payor shall furnish to the Payee a statement of account setting forth. in reasonable detail the computation of the Royalty.

8.   Additional Agreements of the Parties.

    (1) No Obligation. In no event, by the creation of the Royalty hereunder or otherwise, shall the Payor be deemed subject to any duty, express or implied, to explore for ores, mineral resources or mineral products or produce Products from the Property, and the timing, manner, method and amounts of any such production and exploration shall be in the sole discretion of the Payor, and subject to the applicable laws.

   (2) Hedging. The Payor and the Payee agree that the Payor shall have no obligation, express or implied, to engage in (or not to engage in) any forward sales or other hedging activities with respect to Products from the porphyry portion of the Property .

9. Subordination. The payment of any amount pursuant to this Royalty shall be paramount to and have priority over the payment of any amount pursuant to any other existing royalty with respect to the Property.

10. Arbitration. In the event of any controversy or claim arising out of or relating to this schedule, the parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both parties. lithe}, do not reach settlement within a period of 60 days, then either party may, by notice to the other party and the International Centre for Dispute Resolution, demand mediation under the International Mediation Rules of the International Centre for Dispute Resolution, If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim arising out of or relating to this schedule shall be settled by arbitration in accordance with the international Arbitration Rules of the International Centre for Dispute Resolution. The place of the mediation and arbitration shall be held in Denver, Colorado. The language of the mediation and arbitration shall be English.

                                 Exhibit 1.1(i)
                                 --------------

                              KUNZ ABOGADOS, S.C.
                    Colina de los Aconitos No. 43 Desp. 305
                  Fracc. Boulevares Naucalpan, Edo. Mex. 53140



                                March 17th, 2006



Mr. Gordon Fretwell
Suite 1780
400 Burrard Street
Vancouver BC V6C 3A6



As per your request, here is the information on the mining concessions in the municipality of Lazaro Cardenas, State of Michoacan, Mexico, owned by Minera Montoro, S. A. de C.V., all of them within the jurisdiction of the Mining Agency of Morelia, State of Michoacan:


"BALSA 1" concession no. 214020; title date August 6th, 2001; surface 150 hectares; recorded August 7th, 2001 under no. 240 page 120 of volume 320 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period August 7th, 2001 through August 6th, 2051, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 2" concession no. 214017; title date August 6th, 2001; surface 50 hectares; recorded August 7th, 2001 under no. 237 page 119 of volume 320 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period August 7th, 2001 through August 6th, 2051, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 3" concession no. 214019; title date August 6th, 2001; surface 100 hectares; recorded August 7th, 2001 under no. 239 page 120 of volume 320 of the book of mining concessions in the Public Mining Registry in Mexico City;

effective period August 7th, 2001 through August 6th, 2051, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.


"BALSA 4" concession no. 214018; title date August 6th, 2001; surface 100 hectares; recorded August 7th, 2001 under no. 238 page 119 of volume 320 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period August 7th, 2001 through August 6th, 2051, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 5" concession no. 214016; title date August 6th, 2001; surface 100 hectares; recorded August 7th, 2001 under no. 236 page 118 of volume 320 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period August 7th, 2001 through August 6th, 2051, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.


"BALSA 6" concession no. 215488; title date February 21th, 2002; surface 100 hectares; recorded February 22th, 2002 under no. 268 page 134 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 7" concession no. 215484; title date February 21th, 2002; surface 56.3780 hectares; recorded February 22th, 2002 under no. 264 page 132 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 8" concession no. 215485; title date February 21th, 2002; surface 56.3780 hectares; recorded February 22th, 2002 under no. 265 page 133 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 9" concession no. 215486; title date February 21th, 2002; surface 77.5089 hectares; recorded February 22th, 2002 under no. 266 page 133 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 10" concession no. 215445; title date February 21th, 2002; surface 100 hectares; recorded February 22th, 2002 under no. 225 page 113 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.

"BALSA 11" concession no. 215487; title date February 21th, 2002; surface 50 hectares; recorded February 22th, 2002 under no. 267 page 134 of volume 324 of the book of mining concessions in the Public Mining Registry in Mexico City; effective period February 22th, 2002 through February 21th, 2052, mining taxes have been fully paid, status in force, and free of any liens or encumbrances. Therefore, in my opinion the concession is in good legal standing.


The information related to the effective period of the concessions is considering the amendments to the Mining Act in force since January 1st, 2006.

Please contact me if you require any additional information

Yours sincerely,


/s/ Federico Kunz
Lic. Federico  Kunz.

                                 EXHIBIT 2.2(a)




Federico Kunz
Colina de los Aconitos # 43-305
Fracc. Boulevares
Naucalpan, Mexico, C.P. 53140
MEXICO.

As you know Fischer-Watt Gold Company, Inc., (FW) is the owner of 650 shares of fixed minimum capital stock of Minera Montoro, S.A. de C.V. (MM), and 396,760 shares of variable capital stock of the same company.

Please find enclosed herewith a copy of the stock purchase and sale agreement executed by and between FW and Rogue River Resources, Corp., (RRR) with respect to all the shares referred to in the above paragraph. The transfer of ownership of the shares shall be made in three different transactions, as RRR pays the price agreed between the parties for each such transaction.

RRR and FW have agreed that the corresponding share certificates shall be kept by you in your capacity as secretary of the board of directors of MM, during the entire term of the stock purchase and sale agreement and so that, when you receive a confirmation from FW that the amount established as price for each of the three transactions has been transferred by wire to RRR to the banking account stated by FW, you proceed to: (i) cancel the certificate evidencing the shares corresponding to the transaction which price shall have been paid; (ii) issue a new certificate evidencing the same number of shares in favor of RRR and
(iii) make the corresponding entries in the company's share registry book.

If FW fails to confirm the receipt of funds, but RRR sends you the documentation evidencing the same, and if FW fails to contest the same within 5 business days of the date contemplated for each transaction, you shall proceed upon the terms of the foregoing paragraph.

If FW does contest the delivery of funds by RRR within the abovementioned term, you must keep the share certificates, without taking any action thereon, and you shall wait to receive joint instructions from FW and RRR or from any competent judicial authority.

Sincerely,

Fischer-Watt Gold Company, Inc.              Rogue River Resources, Corp.

By: /s/ Peter Bojtos                         By: /s/ W. Glen Zinn

                                 EXHIBIT 2.2(b)


LETTER FOR PURCHASE AND SALE SHARES OF THE COMPANY KNOWN AS MINERA MONTORO, S.A. DE C.V, ENTERED INTO BY, AS ONE PARTY, FISCHER-WATT GOLD COMPANY, INC REPRESENTED BY MR. PETER BOJTOS (HEREINAFTER "THE SELLER"), AND AS THE OTHER PARTY, ROGUE RIVER RESOURCES CORP, REPRESENTED BY W. GLEN ZINN, (HEREINAFTER "THE BUYER"):


                                     CLAUSES

FIRST.- The Seller hereby conveys in favor of the Buyer ROGUE RIVER RESOURCES CORP. shares of the company MINERA MONTORO, S.A. de C.V.

SECOND.- As payment, the Buyer shall pay to the Seller the agreed-upon amount of US$695,000.

THIRD.- The Shares are transferred free from any encumbrance.

FOURTH.- The Seller is obliged to give notice to the Company, in order this could record in the MINERA MONTORO, S.A. DE C.V., Shareholders' Book, the transfer of shares referred to in the FIRST Clause, in favor of the Buyer, in accordance with the provisions of Article 129 of the General Commercial Corporations Act.


This contract is signed in duplicate in Denver, Colorado, USA and Vancouver, British Columbia, Canada, on 1/25/2007.


                                   THE SELLER


                                   /s/ Peter Bojtos
                                   ------------------------------------
                                   PETER BOJTOS
                                   In representation of
                                   FISCHER-WATT GOLD COMPANY, INC


                                   THE BUYER


                                   /s/ W. Glen Zinn
                                   ------------------------------------
                                   W. GLEN ZINN
                                   In representation of
                                   ROGUE RIVER RESOURCES CORP

                                   EXHIBIT 7.3

                                 MUTUAL RELEASE

This Mutual Release ("Release") is being executed and delivered in accordance with Section 7.3 of the Stock Purchase Agreement dated January 25, 2007 (the "Agreement") among Fischer-Watt Gold Company, Inc. ("Seller"), a Nevada corporation ("Seller"), Rogue River Resources Corp. ("Purchaser"), and Minera Montoro, S.A., de C.V. ("Company"). Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

Seller and Company acknowledge that execution and delivery of this Release is a necessary condition to consummation of the Agreement.

Seller and Company, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, hereby agree as follows:

Seller and Company, on behalf of themselves and each of their respective individual, joint or mutual, past, present and future representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns, ("Related Persons") hereby releases and forever discharges the other, and each of their Related Persons (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or Company or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date provided, however, that nothing contained herein shall operate to release any obligations of Buyer, Seller or the Company that are set forth in the Agreement.

Seller and Company hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Seller or any of their Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Seller or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Company shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Company or any of their Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Company or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Colorado without regard to principles of conflicts of law. Seller and Company further agree that Colorado shall be the sole venue for any proceeding to enforce, interpret, or otherwise adjudicate the rights of Seller, the Company, or any Releasee with respect to the matters addressed by this Release.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this 25th day of January, 2007.

SELLER

FISHER -WATT GOLD COMPANY, INC

/s/ Peter Bojtos
-----------------------
Name: Peter Bojtos
Title: President and Chief Executive Officer



COMPANY

Minera Montoro, S.A. De C.V.

/s/ Jorge Ordonez
-----------------------
Name: Jorge Ordonez
Title: President